Exhibit 99.1

Callon Petroleum Company
Unaudited Pro Forma Consolidated Financial Information

On June 12, 2019, Callon Petroleum Operating Company, a wholly owned subsidiary of Callon Petroleum Company (the “Company”), completed its divestiture of certain non-core assets in the southern Midland Basin (the “Ranger Asset Divestiture”) to Sequitur Permian, LLC (the “Purchaser”) for net cash proceeds received at closing of $245 million, including customary purchase price adjustments. The transaction also provides for potential contingent consideration in payments of up to $60 million based on West Texas Intermediate average annual pricing over a three-year period. The divestiture encompasses the Ranger operating area in the southern Midland Basin which includes approximately 9,850 net Wolfcamp acres with an average 66% working interest.
The unaudited pro forma consolidated balance sheet is based on the historical financial statements of the Company, after giving effect to the Ranger Asset Divestiture as if it had occurred on March 31, 2019. The unaudited pro forma consolidated statements of operations for the three months ended March 31, 2019, and the year ended December 31, 2018, are based on the historical financial statements of the Company for such periods after giving effect to the Ranger Asset Divestiture as if it had occurred on January 1, 2018. Also included in the unaudited pro forma consolidated statement of operations for the year ended December 31, 2018, is the effect of the Delaware Asset Acquisition, completed in August of 2018, as if the transaction occurred on January 1, 2018. Please refer to the Company's Current Report on Form 8-K filed on April 5, 2019, for more information regarding the pro forma effects of the Delaware Asset Acquisition on the unaudited pro forma consolidated statement of operations for the year ended December 31, 2018.
The pro forma adjustments are based on available information and certain assumptions that the Company believes are reasonable as of the date of this Current Report on Form 8-K. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma consolidated financial statements. The unaudited pro forma consolidated financial statements are presented for illustrative purposes only and do not purport to indicate the results of operations of future periods or the results of operations that actually would have been realized had the Ranger Asset Divestiture been consummated on the dates or for the periods presented.
The unaudited pro forma consolidated financial statements should be read in conjunction with the Company's historical consolidated financial statements and notes thereto in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed on February 27, 2019, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed on May 6, 2019.

Callon Petroleum Company
Unaudited Pro forma Consolidated Balance Sheet
As of March 31, 2019
($ in thousands, except share data)

	Historical	Ranger Asset Divestiture		Pro forma
ASSETS
Current assets:
Cash and cash equivalents	$10,482	$244,935	(a)	$255,417
Accounts receivable	137,110	—		137,110
Fair value of derivatives	11,372	3,853	(b)	15,225
Other current assets	12,034	—		12,034
Total current assets	170,998	248,788		419,786
Oil and natural gas properties, full cost accounting method:
Evaluated properties	4,760,071	(238,409)	(c)	4,521,662
Less accumulated depreciation, depletion, amortization and impairment	(2,333,589)	—		(2,333,589)
Evaluated oil and natural gas properties, net	2,426,482	(238,409)		2,188,073
Unevaluated properties	1,432,118	(23,539)	(c)	1,408,579
Total oil and natural gas properties, net	3,858,600	(261,948)		3,596,652
Operating lease right-of-use assets	40,977	—		40,977
Other property and equipment, net	22,413	—		22,413
Restricted investments	3,450	—		3,450
Deferred financing costs	5,742	—		5,742
Fair value of derivatives	385	11,617	(b)	12,002
Other assets, net	6,269	—		6,269
Total assets	$4,108,834	$(1,543)		$4,107,291
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$230,990	$—		$230,990
Operating lease liabilities	29,134	—		29,134
Accrued interest	25,920	—		25,920
Cash-settleable restricted stock unit awards	1,060	—		1,060
Asset retirement obligations	3,771	(673)	(d)	3,098
Fair value of derivatives	24,550	—		24,550
Other current liabilities	8,512	—		8,512
Total current liabilities	323,937	(673)		323,264
Senior secured revolving credit facility	330,000	—		330,000
6.125% senior unsecured notes due 2024	595,971	—		595,971
6.375% senior unsecured notes due 2026	393,896	—		393,896
Operating lease liabilities	11,751	—		11,751
Asset retirement obligations	10,189	(870)	(d)	9,319
Cash-settleable restricted stock unit awards	2,252	—		2,252
Deferred tax liability	4,415	—		4,415
Fair value of derivatives	6,983	—		6,983
Other long-term liabilities	995	—		995
Total liabilities	1,680,389	(1,543)		1,678,846
Stockholders’ equity:
Preferred stock, series A cumulative, $0.01 par value and $50.00 liquidation preference, 2,500,000 shares authorized; 1,458,948 shares outstanding	15	—		15
Common stock, $0.01 par value, 300,000,000 shares authorized; 227,884,091 shares outstanding	2,279	—		2,279
Capital in excess of par value	2,481,879	—		2,481,879
Accumulated deficit	(55,728)	—		(55,728)
Total stockholders’ equity	2,428,445	—		2,428,445
Total liabilities and stockholders’ equity	$4,108,834	$(1,543)		$4,107,291

Callon Petroleum Company
Unaudited Pro forma Consolidated Statement of Operations
For the Three Months Ended March 31, 2019
(in thousands, except per share data)

	Historical	Ranger Asset Divestiture		Pro forma Adjustments		Pro forma
Operating revenues:
Oil sales	$141,098	$(9,293)	(a)	$—		$131,805
Natural gas sales	11,949	(2,203)	(a)	—		9,746
Total operating revenues	153,047	(11,496)		—		141,551
Operating expenses:
Lease operating expenses	24,067	(2,085)	(a)	—		21,982
Production taxes	10,813	(846)	(a)	—		9,967
Depreciation, depletion and amortization	59,767	—		(6,007)	(b)	53,760
General and administrative	11,753	—		—		11,753
Settled share-based awards	3,024	—		—		3,024
Accretion expense	241	—		(28)	(c)	213
Acquisition expense	157	—		—		157
Total operating expenses	109,822	(2,931)		(6,035)		100,856
Income (loss) from operations	43,225	(8,565)		6,035		40,695
Other (income) expenses:
Interest expense, net	738	—		—		738
(Gain) loss on derivative contracts	67,260	—		—		67,260
Other income	(81)	—		—		(81)
Total other (income) expense	67,917	—		—		67,917
Income (loss) before income taxes	(24,692)	(8,565)		6,035		(27,222)
Income tax (benefit) expense	(5,149)	(1,799)	(d)	1,267	(d)	(5,681)
Net income (loss)	(19,543)	(6,766)		4,768		(21,541)
Preferred stock dividends	(1,824)	—		—		(1,824)
Income (loss) available to common stockholders	$(21,367)	$(6,766)		$4,768		$(23,365)
Income per common share:
Basic	$(0.09)					$(0.10)
Diluted	$(0.09)					$(0.10)
Weighted average common shares outstanding:
Basic	227,784					227,784
Diluted	227,784					227,784

Callon Petroleum Company
Unaudited Pro forma Consolidated Statement of Operations
For the Year Ended December 31, 2018
(in thousands, except per share data)

	Historical	Delaware Asset Acquisition		Pro forma Adjustments		Ranger Asset Divestiture		Pro Forma Adjustments		Pro forma
Operating revenues:
Oil sales	$530,898	$80,330	(a)	$—		$(58,438)	(b)	$—		$552,790
Natural gas sales	56,726	1,282	(a)	—		(15,569)	(b)	—		42,439
Total operating revenues	587,624	81,612		—		(74,007)		—		595,229
Operating expenses:
Lease operating expenses	69,180	21,432	(a)	—		(11,006)	(b)	—		79,606
Production taxes	35,755	3,926	(a)	—		(4,743)	(b)	—		34,938
Depreciation, depletion and amortization	181,909	—		16,686	(a)	—		(27,358)	(c)	171,237
General and administrative	35,293	—		—		—		—		35,293
Accretion expense	874	—		8	(a)	—		(82)	(d)	800
Acquisition expense	5,083	—		(1,693)	(a)	—		—		3,390
Total operating expenses	328,094	25,358		15,001		(15,749)		(27,440)		325,264
Income (loss) from operations	259,530	56,254		(15,001)		(58,258)		27,440		269,965
Other (income) expenses:
Interest expense, net	2,500	—		—		—		—		2,500
(Gain) loss on derivative contracts	(48,544)	—		—		—		—		(48,544)
Other income	(2,896)	—		—		—		—		(2,896)
Total other (income) expense	(48,940)	—		—		—		—		(48,940)
Income (loss) before income taxes	308,470	56,254		(15,001)		(58,258)		27,440		318,905
Income tax (benefit) expense	8,110	11,813	(e)	(3,150)	(e)	(12,234)	(e)	5,762	(e)	10,301
Net income (loss)	300,360	44,441		(11,851)		(46,024)		21,678		308,604
Preferred stock dividends	(7,295)	—		—		—		—		(7,295)
Income (loss) available to common stockholders	$293,065	$44,441		$(11,851)		$(46,024)		$21,678		$301,309
Income per common share:
Basic	$1.35									$1.39
Diluted	$1.35									$1.38
Weighted average common shares outstanding:
Basic	216,941									216,941
Diluted	217,596									217,596

Notes to the Unaudited Pro Forma Consolidated Financial Statements

Note 1 - Basis of Presentation

On June 12, 2019, Callon Petroleum Operating Company, a wholly owned subsidiary of Callon Petroleum Company, completed its divestiture of certain non-core assets to Sequitur Permian, LLC for net cash proceeds received at closing of $245 million, including customary purchase price adjustments. The transaction also provides for potential contingent consideration in payments of up to $60 million based on West Texas Intermediate average annual pricing over a three-year period.

The historical consolidated financial statements have been adjusted in the unaudited pro forma consolidated financial statements to give effect to pro forma adjustments that are directly attributable to the Ranger Asset Divestiture. The preparation of the unaudited pro forma consolidated financial statements is in accordance with accounting principles generally accepted in the United States of America. These principles require the use of estimates that affect the reported amounts of revenues and expenses. Actual results could differ from those estimates. The unaudited consolidated pro forma financial statements are presented for illustrative purposes only and do not purport to represent the Company's financial position or what the actual results of operations would have been had the transaction occurred on the respective dates assumed, nor is it necessarily indicative of the Company's future operating results. However, the proforma adjustments reflected in the unaudited pro forma consolidates financial statements reflect estimates and assumptions that the Company's management believes to be reasonable. In the opinion of management, all adjustments necessary to present fairly the unaudited consolidated pro forma financial statements have been made.

Note 2 - Adjustments to the Unaudited Pro Forma Consolidated Financial Statements

Unaudited Pro Forma Consolidated Balance Sheet as of March 31, 2019

a.
Represents net cash proceeds received at closing of the Ranger Asset Divestiture. The effective date of the Divestiture was January 1, 2019; therefore, agreed upon purchase price adjustments related to the effective period are reflected as a pro forma adjustment to net cash proceeds.

b.	Represents the March 31, 2019 fair value of the contingent consideration payments derivative instrument, as provided in the purchase and sale agreement.

c.
To adjust capitalized oil and gas properties for the effects of the Ranger Asset Divestiture. The evaluated property full cost pool is reduced by the net consideration received, adjusted for the related unevaluated property costs, which were removed at historical cost basis, and removal of asset retirement obligations.

d.	To remove the asset retirement obligations associated with the Ranger Asset Divestiture.

Unaudited Pro Forma Consolidated Statement of Operations for the Three Months Ended March 31, 2019

a.	To eliminate the historical revenues and direct operating expenses associated with the Ranger Asset Divestiture.

b.	To adjust depletion expense to give effect to the reduction of the full cost pool, oil and gas reserves, and production volumes as a result of the sale of the Ranger Asset Divestiture.

c.	To eliminate accretion expense attributable to asset retirement obligations associated with the Ranger Asset Divestiture.

d.	To adjust income tax expense for the effects of the pro forma adjustments, using the Company's current period effective tax rate of 21%.

Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2018

a.
Represents pro forma adjustments related to the Delaware Asset Acquisition to record (i) the historical revenues and direct operating expenses for the period from January 1, 2018 to September 1, 2018, the date the acquisition closed, (ii) the related depreciation, depletion, and amortization of capitalized costs and accretion of the asset retirement obligations, and (iii) a $1.7 million reduction in acquisition expenses incurred during the period that were directly attributable to the Delaware Asset Acquisition. Please refer to the Company's Current Report on Form 8-K filed on April 5, 2019, for more information regarding the pro forma effects of the Delaware Asset Acquisition for the unaudited pro forma consolidated statement of operations for the year ended December 31, 2018.

b.	To eliminate the historical revenues and direct operating expenses associated with the Ranger Asset Divestiture.

c.	To adjust depletion expense to give effect to the reduction of the full cost pool, oil and gas reserves, and production volumes as a result of the sale of the Ranger Asset Divestiture.

d.	To eliminate accretion expense attributable to asset retirement obligations associated with the Ranger Asset Divestiture.

e.
As of the beginning of 2018, the Company had a valuation allowance against all of its federal deferred tax assets.  The Company’s historical operations generated sufficient pretax book earnings in 2018 to justify fully removing the valuation allowance. As such, the net increase to income before income taxes from the combined pro forma adjustments of the Delaware Asset Acquisition and Ranger Asset Divestiture is tax effected at the federal statutory rate of 21%.